Exhibit 23

Independent Auditor’s Consent

To the Pension Committee
The Andersons, Inc. Retirement Savings Investment Plan

We consent to incorporation by reference in the registration statement (No. 333-53137) on Form S-8 of our report dated April 29, 2005 appearing on the annual report Form 11-K of The Andersons, Inc. for the year ended December 31, 2004.

/s/ Plante & Moran, PLLC

Toledo, Ohio
June 22, 2005